UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _____)

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TEAM FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

KEITH B. EDQUIST
JEFFREY L. RENNER
LLOYD A. BYERHOF

(Name of Person(s) Filing Proxy Statement, if other then the Registrant)

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Keith B. Edquist, together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with the solicitation of proxies for the election of three nominees as Directors at the next Annual Meeting of Shareholders of Team Financial, Inc.

Item 1:  The following press release was issued and the letter set forth therein was mailed to the shareholders of Team Financial, Inc., on June 5, 2008:

FOR IMMEDIATE RELEASE

PRESS RELEASE

KEITH B. EDQUIST URGES FELLOW SHAREHOLDERS
TO VOTE THE GOLD PROXY CARD

OMAHA, NE (June 5, 2008) - Keith B. Edquist, today issued the following letter in response to recent communications issued by the Management of Team Financial, Inc.:

KEITH B. EDQUIST
9747 Nottingham Drive
Omaha, Nebraska  68114
E-mail: teamedquist@gmail.com

June 5, 2008

Dear Fellow Shareholders:

I write to you once again to urge you to vote the enclosed GOLD proxy card.

You may have now received the letters from the Management and Directors (letter dated May 31, 2008) and the Company’s Compensation Committee (letter dated June 2, 2008).  Both are responses to my proxy statement, letter and GOLD proxy card dated June 2, 2008, which I am hopeful that you have received.  It is possible though that many shareholders have received the responses to my proxy statement, even though they have not yet received my proxy statement.  This is due to the unfortunate fact that the Management and Directors of the Company have not complied with my repeated requests to supply us with shareholder information that we need in order to ensure we can provide proxy information to all shareholders.  If you have not received our proxy statement and proxy card, or know of other shareholders that have not, please call Morrow & Co., the firm assisting us with our proxy efforts, at 800-662-5200.

In their letter of June 2, the Compensation Committee members have invited you to call them with questions, and I invite you do just that and urge them to ask Mr. Weatherbie, our Chairman, to provide me the information that I need.  Indeed, I invite shareholders who receive this letter to call our Chairman, Robert Weatherbie, 913-294-9667, e-mail bob.weatherbie@teamfinancialinc.com, and remind him that he works for all shareholders and urge him to provide me the information that I have requested and that I need in order to communicate with all shareholders.

Now I would like to address some of the issues that the Compensation Committee has raised in its letter:

THE DECEMBER 20, 2005 MEETING OF THE COMPENSATION COMMITTEE

The meeting of the Compensation Committee held on December 20, 2005, is the primary subject of the Compensation Committee’s letter.  The Committee has gone into great detail in Exhibit A to its letter to describe the material reviewed by the Compensation Committee at that meeting.  What they do not tell you is that all of that information, other than two reports, was

June 5, 2008

developed by and presented to the Committee by Mr. Weatherbie, the CEO of our Company, with the assistance of the Company’s Assistant Comptroller.  The two exceptions are: (i) the report of the Committee’s Consultant, The Watson Company, which report they tell you simply reviewed and commented on the information presented by Mr. Weatherbie, and (ii) the report from Clark Consulting regarding Bank Owned Life Insurance (“BOLI”) and the related Salary Continuation Plan of the Company.

The Committee does not tell you what happened at that meeting after the presentation by Mr. Weatherbie, and after Mr. Weatherbie and the Assistant Comptroller had left the meeting.  A summary is set forth in the Attachment to this letter.

I urge you to read and examine Attachment in detail.  I then urge you to consider the statement of Management and the Board of Directors in their May 31, 2008 letter:

“Mr. Edquist was pivotal to the creation of the executive compensation packages about which he now complains.”

I then ask you to decide which of us--me or Management and the Board of Directors--is making inaccurate and misleading statements.  If Management and the Board of Directors believe that I was pivotal in the creation of the executive compensation packages, I can only wonder what more I should or could have done to convince them that I opposed the basic premises on which those packages were created.

One reason that I am involved in this proxy contest is that I have concluded that in order to oppose the premises, philosophy and processes which resulted in those pay packages it is necessary for me to have a place on the Board of Directors of your--and my--Company.  My proxy solicitation is not “sour grapes”, it is a desire and commitment to improve your--and my--Company for the benefit of all shareholders.

OWNERS OR MANAGERS

When you compare my qualifications and the qualifications of my Nominees versus the qualifications and the Board’s nominees, the one thing that stands out is: NONE OF THE COMPANY’S NOMINEES HAVE EVER OWNED A BANK.  Management and the Board of Directors believe, and want you to believe, that the fact that I have owned a bank and that Jeffrey L. Renner still owns his own banks are negatives.  The claim of Mr. Renner’s conflict of interest is absurd--his bank in Halbur, Iowa is 260 miles from Paola and 100 miles from the closest TeamBank branch, and his bank in Westside, Iowa is 304 miles from Paola and 80 miles from the closest TeamBank branch.  There is no competition between his banks and your Bank.

I submit that our present or past ownership is a factor in our favor.  Management and the Board apparently take offense at the fact that my two Nominees, i.e. Jeffrey L. Renner and Lloyd A. Byerhof, have acquired shares of your Company in anticipation of their election to the Board.  I submit to you that the fact that Mr. Kurtenbach, Chairman of your Compensation Committee, has acquired only 4,425 shares of our Company throughout his long 26-year directorship of our Bank and Company speaks volumes about Mr. Kurtenbach’s commitment and bias.  The goal of most Compensation Committees is to align the interests of Management with the interests of shareholders through the compensation packages provided to Management.  I submit to

June 5, 2008

you that what our Company needs now is to align the interests of our Compensation Committee and Board with the interests of the shareholders.  Until we do that it will not be possible to align the interests of Management with those of the shareholders.

Management and the Board tell you that you need a calm, collective, cohesive and focused Board.  I tell you that you need Directors who have the experience and the perspective of an owner of a bank, and Directors who will approach decisions with the interests of the shareholders primarily in mind.  Each of you receiving this letter is an owner, and I am an owner and both of my Nominees are owners.  You need representatives on the Board who will act in the best interests of the owners.

I urge you to read Mr. Blachly’s qualifications as touted by Management and the Board of Directors very, very carefully.  Mr. Blachly owns only 65 shares of the Company.  Mr. Blachly’s 30-year relationship with our Company apparently is as a customer of the Bank.  He was employed by the Bank for three years 30 years ago.  He has served as a Director of TeamBank only since August of 2006.

Carolyn Jacobs is no doubt a key employee.  But, unless Management and the Board is suggesting that she will resign as an officer and employee if she is not re-elected to the Board, her value as an officer and employee is not relevant to the desirability of having her on the Board.  If Ms. Jacobs intends to resign if she is not re-elected to the Board, she should tell you so since this is a material fact that should be disclosed.  Otherwise, I submit to you that the goal should be to have a Board of Directors which manages your Company with the primary interests of the shareholders in mind.  A Management representative on the Board by definition has a split allegiance.

No doubt Mr. Kurtenbach has invested more than money in the Company--certainly, as noted earlier, he has not invested significant funds in the Company.  The question for you and me as owners is whether we want someone who has invested money making decisions for our Company.  As I have previously pointed out to you:  If options are excluded, I own more than ten times the number of shares owned by all the other non-Management Directors combined.

Management and the Board of Directors simply do not appear to grasp the theory of holes:  when you find yourself in a hole, you don’t keep digging.

If you do not like where the Company is--or more specifically, if you do not like what has happened to your investment in the Company--you should not vote for more of the same.  That is what a vote on the white proxy card is--a vote for more of the same.

If you want a different perspective on your Board--the perspective of an owner--you should vote the GOLD proxy card.

SHOULD WE BLAME THE ECONOMY

Management and the Board of Directors would have you believe that the recent performance of the Company “is largely a result of the downturn in the national economy, and performance shortfalls are widespread among banks nationwide.”  Of course, if that were true, every bank in the United States would be a “troubled institution” and every bank holding company in the country would have defaulted on its credit line.  There can be no doubt that the economy of the country has

June 5, 2008

adversely affected banks.  I submit to you that the seriousness of the effect of the economy on a bank is largely determined by the action or inaction of management of that bank and that bank’s Board of Directors.

We all know that every bank in the country is not a “troubled institution.”  We do not know how many are so classified.  However, if you review the Quarterly Report of the Federal Deposit Insurance Corporation you will find that as of March 30, 2008, the FDIC classified only 90 insured institutions as “problem” institutions.  For this purpose, a “problem institution” is an institution with a CAMELS rating of 4 or 5 so the class is probably more restrictive than the class of “troubled institutions.”  Neither I nor Management or the Board of Directors can tell you what the CAMELS ratings of our Banks are, since those ratings are confidential.  I can tell you that of the 8,542 insured institutions included in the FDIC’s Quarterly Bank Profile as of December 31, 2007, only 82, or less than 1% of all institutions, had a risk category of a III or IV.  V rated banks were not included in the FDIC report--I believe because a bank that receives a V rating is generally closed by the appropriate regulatory authority.  The troubles that our Company and Bank have encountered cannot be laid off by Management and the Board of Directors on the economy.  They need to own up to their responsibility, rather than attempting to shift all of the blame to the economy.

WHAT THIS VOTE IS ALL ABOUT

While Management and the Company--and their Consultant--have lots of derogatory terms to describe someone who does not see eye to eye with them (translated--Keith B. Edquist); I believe the true description would be that I am independent.  I stand before you as an independent person, former bank owner, and a person who views his responsibilities as a Director of your Company as an owner--one of you.  I do not and will not fit the mold dictated by the Consultant:  “Team Financial, Inc. needs team players.”  I WILL NOT GO ALONG TO GET ALONG--NOR WILL MY NOMINEES.

I urge you to sign, date and return the GOLD proxy card today.

Yours very truly,

/s/ Keith B. Edquist
Keith B. Edquist

June 5, 2008

Attachment

ACTIONS TAKEN BY YOUR COMPENSATION COMMITTEE
AT THE MEETING HELD ON DECEMBER 20, 2005

The following is a summary of the Compensation Committee meeting held on December 20, 2005, after presentation of the information by Chairman Weatherbie as outlined in Exhibit A to the Compensation Committee’s letter, and after the Company employees recused themselves from the meeting.

▪	Mr. Edquist asked the Consultant why nominee Carolyn Jacobs had not been included in the salary survey. The Consultant said “It was probably an inadvertent error.”

▪
Mr. Edquist asked whether retirement benefits should be considered as an offset to total compensation.  The Consultant responded that such was not consistent with industry standards nor was it an appropriate approach to compensation considerations.

▪
Mr. Weatherbie’s base salary was increased 5% on a vote of 2 in favor, Mr. Edquist opposed.  Mr. Edquist stated that the CEO’s base salary should not be increased until the Committee completed a substantive review of the other components of compensation, such as long-term compensation, deferred compensation, and “similar bonuses.”  The Consultant said that base salary should not be correlated to such components.

▪
Mr. Edquist recommended that Mr. Weatherbie’s incentive bonus should be accrued before year end since the trigger for the incentive bonus would be met.  The estimated amount, subject to finalization of year-end numbers, was $112,500.  The Committee agreed to the accrual.

▪	The Committee unanimously approved the grant of 5,000 stock options to Mr. Weatherbie, the CEO.

▪	The CFO’s base salary was increased by 5% on a vote of 2 in favor, Mr. Edquist opposed. Mr. Edquist objected to the increase on the same grounds as his objection to the CEO’s increased salary.

▪
The Committee approved a discretionary bonus of $45,000 for the CFO, since there was no incentive bonus for the CFO.  Mr. Edquist voted in favor, stating that in his opinion the CFO, who was a founder of the Company and once President of the Company, should receive a bonus if a bonus was being paid to the CEO.

▪	In an extraordinary display of extrasensory perception, the Minutes, as prepared by counsel, then state:

“There was no discussion regarding the amount of a discretionary bonus in the event that the CEO bonus was less than projected.  It was the intent of the Committee to adjust the amount of the CFO’s discretionary bonus when the final numbers on the CEO bonus are presented at the January Committee meeting.”

June 5, 2008

NOTE THAT MR. EDQUIST ALONE OBJECTED AT THE JANUARY MEETING AND STATED THAT THIS WAS NOT HIS INTENT AT ALL.

▪
The Committee approved a three-year contract for the CEO, with Mr. Edquist voting “no” because the current contract form was then more than six years old and the banking industry had undergone significant changes during that period of time.  Mr. Edquist wanted a full review of the terms and conditions of the Agreement prior to any extension.  One of the Board’s nominees, Mr. Kurtenbach, voted in favor of the three-year contract with the stipulation that the Committee review in depth the contractual provisions and the severance provisions as a priority item in 2006.  (In Kansas, this is called shutting the barn door after the horse has escaped.)

▪	Mr. Edquist moved that the CFO be granted a three-year contract with the same stipulation. The motion passed unanimously.

▪
The final act at the meeting was the distribution by the Chairman, Mr. Kurtenbach, of three articles regarding the work of the Compensation Committee--articles that Mr. Edquist had requested in advance of the meeting, but which had been denied by Chairman Kurtenbach.

Contact:

Keith B. Edquist
teamedquist@gmail.com